Exhibit 99.1

Atlantic Union Bankshares Corporation Announces $125 million Share Repurchase Authorization; Declares an Increased Quarterly Common Stock Dividend and Declares Preferred Stock Dividend

Richmond, Va., May 5, 2021 – The Board of Directors (the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) has authorized the repurchase of up to $125 million worth of the Company’s common stock through June 30, 2022 (the “Repurchase Program”). Shares of common stock may be purchased under the Repurchase Program periodically in open market transactions or privately negotiated transactions at prevailing market prices, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

The actual means and timing of any purchases, target number of shares and prices or range of prices under the Repurchase Program will be determined by the Company in its discretion and will depend on a number of factors, including the market price of the Company’s common stock, share issuances under Company equity plans, general market and economic conditions, and applicable legal and regulatory requirements. The Repurchase Program may be modified, amended or terminated by the Board of Directors at any time. There is no assurance that the Company will purchase any shares under the Repurchase Program.

Additionally, the Board declared a quarterly dividend of $0.28 per share of common stock, which is a 3 cent or 12% increase from the common stock dividend paid in the prior quarter and the second quarter of 2020. Based on the Company’s common stock closing price of $39.62 on May 4, 2021, the dividend yield is approximately 2.8%. The common stock dividend is payable on June 4, 2021 to common shareholders of record as of May 21, 2021.

The Board also declared a quarterly dividend on the outstanding shares of the Company’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”). The Series A preferred stock is represented by depositary shares, each representing a 1/400th ownership interest in a share of Series A preferred stock. The dividend of $171.88 per share (equivalent to $0.43 per outstanding depositary share) is payable on June 1, 2021 to holders of record as of May 17, 2021.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 129 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Atlantic Union Bank Wealth Management is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., which provide investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937